Exhibit 10.47

February 14, 2005

Kevin R. Sayer

Re:          Retention Agreement

Dear Kevin:

As you are aware, following the departure of Rick Belluzzo and Doug Harrington, there are some significant organizational changes occurring here at Specialty Laboratories (“Specialty”).

To encourage your support and as a further incentive for you to stay with the company as a valued employee, subject to the conditions specified in this letter, we are offering you an incentive bonus of $150,000 as specified below.  Payment of such bonus is expressly contingent on your continued employment with Specialty through at least May 15, 2005.  If you are still employed with Specialty on May 15, 2005, and have not been terminated for Cause (as defined in your Employment Agreement dated April 12, 2004) prior to May 15, 2005, Specialty will pay you the $150,000 incentive bonus (less required deductions) in a lump sum.  Should you resign or be terminated for Cause before May 15, 2005, you will not be eligible for the incentive bonus.  If you are involuntarily terminated other than for Cause prior to May 15, 2005, you will receive the $150,000 incentive bonus, as well as any severance pay owed to you under you Employment Agreement.

You will naturally still be subject to Specialty’s standard policies and procedures, and all other terms of your Employment Agreement with Specialty will remain in full effect.

If you are in agreement with the terms herein, please countersign below.

Sincerely,

/s/ Nicholas R. Simmons
Nicholas R. Simmons, Esq., for
Richard K. Whitney, Chairman of the Board of Directors

/s/ Kevin R. Sayer	14 February 2005
Kevin R. Sayer	Date